Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of April 1, 2022

among

ASHFORD HOSPITALITY HOLDINGS LLC,
as the Borrower,

ASHFORD INC.,
as the Parent,

ASHFORD HOSPITALITY ADVISORS LLC,
as a Co-Borrower,

ASHFORD HOSPITALITY SERVICES LLC,
as a Co-Borrower,

MUSTANG LODGING FUNDING LLC,
as Administrative Agent,

and

The Other Lenders Party Hereto

i

5.11	Taxes	62
5.12	ERISA Compliance	62
5.13	Subsidiaries; Equity Interests; Loan Parties	63
5.14	Margin Regulations; Investment Company Act	64
5.15	Disclosure	64
5.16	Compliance with Laws	64
5.17	Taxpayer Identification Number	64
5.18	Intellectual Property; Licenses, Etc.	65
5.19	Solvency	65
5.20	Casualty, Etc.	65
5.21	Labor Matters	65
5.22	Collateral Documents	65
5.23	Sanctions	65
5.24	Nature of Business	65
5.25	Anti-Corruption Laws and Anti-Money Laundering Laws	66
5.26	Affected Financial Institutions	66
5.27	Existing REIT Agreements	66
5.28	Covered Entities	66

Article VI. Affirmative Covenants		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	69
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc.	70
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	71
6.12	Covenant to Guarantee Obligations and Give Security	71
6.13	Compliance with Environmental Laws	72
6.14	Further Assurances	73
6.15	Compliance with Terms of Leaseholds	73
6.16	Lien Searches	73
6.17	Material Contracts	73
6.18	Post-Closing Matters	73
6.19	[Reserved]	73
6.20	Anti-Corruption Laws; Sanctions	74
6.21	Inter-Company Debt Documents	74
6.22	Existing REIT Agreements	74

Article VII. Negative Covenants		74
7.01	Liens	74
7.02	Indebtedness	75
7.03	Investments	76
7.04	Fundamental Changes	77
7.05	Dispositions	78
7.06	Restricted Payments	79
7.07	Change in Nature of Business	79

7.08	Transactions with Affiliates	79
7.09	Burdensome Agreements	80
7.10	Use of Proceeds	80
7.11	[Reserved]	80
7.12	Amendments of Organization Documents	80
7.13	Accounting Changes	80
7.14	Sanctions	80
7.15	Anti-Corruption Laws	81
7.16	Existing REIT Agreements	81

Article VIII. Events of Default and Remedies		82
8.01	Events of Default	82
8.02	Remedies Upon Event of Default	84
8.03	Application of Funds	85

Article IX. Administrative Agent		85
9.01	Appointment and Authority	85
9.02	Rights as a Lender	86
9.03	Exculpatory Provisions	86
9.04	Reliance by Administrative Agent	87
9.05	Delegation of Duties	87
9.06	Resignation of Administrative Agent	88
9.07	Non-Reliance on Administrative Agent and Other Lenders	89
9.08	[Reserved]	89
9.09	Administrative Agent May File Proofs of Claim	89
9.10	Collateral and Guaranty Matters	90
9.11	Releases	90
9.12	Erroneous Payments	91
9.13	ERISA	94

Article X. Continuing Guaranty		95
10.01	Guaranty	95
10.02	Rights of Lenders	95
10.03	Certain Waivers	95
10.04	Obligations Independent	96
10.05	Subrogation	96
10.06	Termination; Reinstatement	96
10.07	Subordination	96
10.08	Stay of Acceleration	96
10.09	Condition of Borrower	96

Article XI. Miscellaneous		97
11.01	Amendments, Etc.	97
11.02	Notices; Effectiveness; Electronic Communication	98
11.03	No Waiver; Cumulative Remedies; Enforcement	100
11.04	Expenses; Indemnity; Damage Waiver	101
11.05	Payments Set Aside	103
11.06	Successors and Assigns	103
11.07	Treatment of Certain Information; Confidentiality	107
11.08	Right of Setoff	108
11.09	Interest Rate Limitation	108

11.10	Counterparts; Integration; Effectiveness	109
11.11	Survival of Representations and Warranties	109
11.12	Severability	109
11.13	Replacement of Lenders	109
11.14	Governing Law; Jurisdiction; Etc.	110
11.15	Waiver of Jury Trial	111
11.16	No Advisory or Fiduciary Responsibility	111
11.17	Electronic Execution of Assignments and Certain Other Documents	112
11.18	USA PATRIOT Act	112
11.19	Time of the Essence	112
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	112
11.21	ENTIRE AGREEMENT	113
11.22	Acknowledgement Regarding Any Supported QFCs	113

SCHEDULES

2.01	Commitments and Applicable Percentage
5.06	Litigation
5.08(b)	Existing Liens
5.08(c)	Owned and Ground Leased Real Property
5.08(d)	Existing Investments
5.09	Environmental Matters
5.12(d)	ERISA Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.18	Intellectual Property Matters
6.18	Post-Closing Matters
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Pledge and Security Agreement
G	[Reserved]
H	U.S. Tax Compliance Certificates
I	Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”) is entered into as of April 1, 2022, among ASHFORD HOSPITALITY HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), Ashford Inc., a Nevada corporation (the “Parent”), Ashford Hospitality Advisors LLC, a Delaware limited liability company (“Advisors”), as a Co-Borrower solely with respect to the Advisory Loan Obligations, Ashford Hospitality Services LLC, a Delaware limited liability company (“Services”), as a Co-Borrower solely with respect to the Services Loan Obligations, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MUSTANG LODGING FUNDING LLC, as Administrative Agent.

Preliminary Statements

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
Definitions and Accounting Terms

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAI” means Ashford Advisors, Inc., a Delaware corporation.

“Act” has the meaning specified in Section 11.18.

“Administrative Agent” means Mustang Lodging Funding LLC (as hereafter defined) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Adverse Modification” means, with respect to any Existing REIT Agreement, (a) any amendment, waiver, supplement or other modification thereto that is adverse in any material respect to the interests of the Borrower and its Subsidiaries or the Lenders or (b) without limiting clause (a), any amendment, wavier, supplement or modification that has the effect of (i) reducing, limiting, subordinating, or changing the manner of payment of, any of the economics payable to the Borrower and its Subsidiaries, (ii) reducing the term thereof or (iii) reducing, eliminating, limiting or failing to exercise any extension options thereunder, in each case, without the prior consent of the Administrative Agent, or if required, the Required Lenders, as provided in this Agreement.

“Advisor” or “Advisors” means Ashford Hospitality Advisors LLC, a Delaware limited liability company.

“Advisors Inter-Company Debt” means the obligations, indebtedness, and liabilities of Advisors and certain of its Subsidiaries as evidenced by the Advisors Inter-Company Debt Documents.

“Advisors Inter-Company Debt Documents” means the Advisors Inter-Company Loan Agreement and all other “Loan Documents” as defined in the Advisors Inter-Company Loan Agreement.

“Advisors Inter-Company Loan Agreement” means the Intercompany Credit Agreement, dated as of the date hereof, by and between Advisors, as borrower, and Borrower, as lender, providing for commitments in the maximum principal amount of $100,000,000.

“Advisory Agreements” means, collectively, the Braemar Advisory Agreement, the AHT Advisory Agreement, and any other similar agreements (in scope, services or fees) for advisory services executed by Parent or any of its Subsidiaries, and “Advisory Agreement” means any one of the Advisory Agreements.

“Advisory Loan Party” means Advisors and each Advisory Subsidiary that is a Loan Party from time to time. As of the Closing Date, that includes Advisors, Premier, AHA Annex Dev LLC, AINC Kalibri Holdco LLC, Ashford Lending Corporation and Lismore Capital II LLC.

“Advisory Loan Obligations” means the portion of the Obligations in respect of Loans the proceeds of which have been advanced by the Borrower to Advisors under the Advisors Inter-Company Loan Agreement and have not been repaid to the Borrower thereunder. As of any date of determination, the outstanding amount of the Advisory Loan Obligations shall be deemed to be equal to (a) the outstanding principal amount of the Advisors Inter-Company Debt on such date, plus (b) the portion of the interest hereunder accruing or accrued with respect to such principal amount, plus (c) a pro rata portion (based on the proportionate amount of the principal amount of the Advisors Inter-Company Debt to the Outstanding Amount as of the date of determination) of the fees, expenses, indemnities and other amounts owing hereunder. For the avoidance of doubt, Services shall not be a Co-Borrower or a Guarantor with respect to the Advisory Loan Obligations (other than expenses, indemnities and other amounts).

“Advisory or Management Default” has the meaning specified in Section 5.27(c)

“Advisory Subsidiary” means any Subsidiary of Advisors.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Additionally, each of the Bennett Affiliates shall be deemed to be “Affiliates” for purposes of this Agreement and the other Loan Documents.

“Aggregate Commitments” means the Commitments of all the Lenders, which on the Closing Date equal $100,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AHT” means Ashford Hospitality Trust, Inc., a Maryland corporation.

“AHT Advisory Agreement” means that certain Second Amended and Restated Advisory Agreement, dated as of January 14, 2021, by and among Advisor and AHT.

“AHT Hotel Management Agreement” means that certain Consolidated Amended and Restated Hotel Master Management Agreement, dated as of August 8, 2018, by and among Ashford TRS Corporation, a Delaware corporation, the other parties party thereto and Remington, as manager.

“AHT Project Management Agreement” means that certain Master Project Management Agreement, dated as of August 8, 2018, by and among Ashford TRS, the other parties party thereto and Premier, as manager, as amended by the AHT Advisory Agreement and that certain Amendment No. 1 to the Master Project Management Agreement, dated as of May 28, 2021.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries, or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by (a) at any time during the Availability Period, such Lender’s Commitment at such time, as any such Applicable Percentage may be adjusted as provided in Section 2.13 and (b) thereafter, the principal amount of such Lender’s outstanding Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means the applicable percentage per annum set forth below:

Applicable Margin
Period	Eurodollar Rate Loan	Base Rate Loan
Closing Date through and including Initial Scheduled Maturity Date	7.35%	6.35%
First day following the Initial Scheduled Maturity Date through and including the First Extended Maturity Date	7.85%	6.85%
First day following the First Extended Maturity Date through and including the Second Extended Maturity Date	8.60%	7.60%
Thereafter	9.60%	8.60%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ashford TRS” means Ashford TRS Corporation, a Delaware corporation, and its permitted successors and assigns.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by investment advisors that are Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) April 1, 2024, (b) the date of the occurrence of any Change of Control, (c) the date prepayment is required to be made pursuant to Section 2.04(b) and (d) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of the Designated Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Designated Interest Period” pursuant to Section 3.03(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Prime Rate, (c) the Eurodollar Rate plus 1.00% and (d) 1.25%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for the Designated Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)            for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the amount (not less than zero) expressed in basis points equal to (x) LIBOR for a 1-month interest period minus (y) Term SOFR for a 1-month interest period, or Daily Simple SOFR, as applicable, determined as of the date the relevant replacement of the then-current Benchmark occurs, as determined by the Administrative Agent; and

(2)            for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Designated Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)            in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bennett Affiliates” shall mean (i) Monty Bennett, (ii) Achie Bennett, (iii) all lineal descendants of Monty Bennett or Archie Bennett and all spouses and adopted children of Monty Bennett or Archie Bennett and such descendants; (iv) all trusts for the benefit of any person described in clauses (i), (ii) and (iii) and trustees of such trusts; (v) all legal representatives of any person or trust described in clauses (i), (ii), (iii) or (iv); and (vi) all partnerships, corporations, limited liability companies or other entities (other than AHT, Braemar and their respective Subsidiaries) Controlling, Controlled by or under common Control with any person, trust or other entity described in clauses (i), (ii), (iii), (iv) or (v).

“Bennett COC Affiliates” shall mean (i) Monty Bennett, (ii) all lineal descendants of Monty Bennett and all spouses and adopted children of Monty Bennett and such descendants; (iii) all trusts for the benefit of any person described in clauses (i) and (ii) and trustees of such trusts; (iv) all legal representatives of any person or trust described in clauses (i), (ii) or (iii); and (v) all partnerships, corporations, limited liability companies or other entities (other than AHT, Braemar and their respective Subsidiaries) Controlling, Controlled by or under common Control with any person, trust or other entity described in clauses (i), (ii), (iii) or (iv).

“BHC Act Affiliate” has the meaning specified in Section 11.22(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Designated Interest Period made by each of the Lenders pursuant to Section 2.01.

“Braemar” means Braemar Hotels & Resorts Inc., a Maryland corporation.

“Braemar Advisory Agreement” means that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, by and among Advisors and Braemar, as amended by that certain Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement, dated as of January 15, 2019, and by that certain Amendment No. 2 to the Fifth Amended and Restated Advisory Agreement, dated as of August 16, 2021.

“Braemar Hotel Management Agreement” means that certain Amended and Restated Braemar Hotel Master Management Agreement, dated as of August 8, 2018, by and among Braemar TRS, the other parties party thereto and Remington, as manager.

“Braemar Project Management Agreement” means that certain Braemar Master Project Management Agreement, dated as of August 8, 2018, by and among Braemar TRS, the other parties party thereto and Premier, as manager, as amended by that certain Amendment No. 1 to the Braemar Master Project Management Agreement, dated as of May 28, 2021.

“Braemar TRS” means Braemar TRS Corporation, a Delaware corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), other than any Bennett Affiliate, directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)            during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            the Parent shall cease, directly or indirectly, to Control the Borrower; or

(d)            the Borrower shall cease to directly own 100% of the issued and outstanding Equity Interests of AAI; or

(e)            AAI shall (i) cease to directly own 100% of the issued and outstanding Equity Interests of Advisors or (ii) cease to directly own 100% of the issued and outstanding Equity Interests of Services; or

(f)            there shall occur any “change of control” under the Investor Rights Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Co-Borrower” means Advisors solely as to the Advisors Loan Obligations, and Services solely as to the Services Loan Obligations.

“COC Maximum Outstanding Principal Amount” means, at any time, an amount equal to (a) $100,000,000, minus (b) an amount equal to $2,000,000 for each percentage point that the COC Ownership Percentage is less than ninety percent (90%).

“COC Ownership Percentage” means a fraction, (a) the numerator of is the number of As Converted Bennett Shares (as described below) beneficially owned on such date, free and clear of Liens, and (b) the denominator is the number of As Converted Bennett Shares owned on the Closing Date.    For purposes of this definition, “As Converted Bennett Shares” means, as of any date of determination, the number of common shares of Parent beneficially owned by Bennett COC Affiliates on such date (including common shares that would be beneficially owned by Bennett COC Affiliates on such date assuming for such purpose that all securities beneficially owned by Bennett COC Affiliates that may be convertible into common shares of Parent have been converted, and for the avoidance of doubt, including restricted stock units, options to acquire securities and securities that such Bennett COC Affiliate is entitled to receive pursuant to any stock compensation or deferred compensation plan). If, between the Closing Date and any date of determination, the outstanding shares of Equity Interests of Parent shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any similar event shall have occurred, then the calculation of the As Converted Bennett Shares shall be equitably adjusted to proportionally reflect such change.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, security agreements, pledge agreements, any amendments or supplements thereto or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that relates to any of the foregoing or creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment.”

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means a direct competitor of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or in such other form as may be agreed by Borrower and Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Consolidated EBITDA” means, with respect to the Consolidated Parties on a consolidated basis for any period (without duplication), Consolidated Net Income (loss) for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such Consolidated Net Income (loss)): (a) depreciation and amortization (but as to Capitalized Leases included as an asset, only depreciation in accordance with GAAP in effect as of the Closing Date); (b) Consolidated Interest Charges; (c) income tax expense; (d) extraordinary or non-recurring gains and losses (including but not limited to extraordinary items of income of Lismore Capital II LLC related to COVID-19 period loan forbearance agreements) and unrealized gains and losses; and (e) other non-cash items, including without limitation, non-cash impairment charges, any changes in the fair market value of any Swap Contracts and deferred compensation expense for officers and employees, severance, and amortization of equity-based compensation.

“Consolidated Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, an amount equal to (a) the sum of (i) Consolidated EBITDA for such fiscal quarter plus (ii) extraordinary or non-recurring gains (to the extent received in cash) of the Consolidated Parties for such fiscal quarter plus (iii) if applicable, and without duplication, the net cash proceeds of Specified REIT Common Stock sold in accordance with Section 7.16(c) during such period (or after such period and on or prior to the date for which the applicable mandatory prepayment is made) minus (without duplication) (b) the sum of (i) the amount of any Taxes payable in cash by the Consolidated Parties with respect to such fiscal quarter, (ii) regularly scheduled payments of principal (to the extent paid in cash) in respect of Indebtedness of the Consolidated Parties for such fiscal quarter, (iii) Consolidated Interest Charges (to the extent paid in cash) for such fiscal quarter, (iv) Maintenance Capital Expenditures actually made in cash by the Consolidated Parties in such fiscal quarter, and (v) extraordinary or non-recurring losses (to the extent paid in cash) and any other items added back to Consolidated Net Income in determining Consolidated EBITDA, in each case, to the extent paid in cash.

“Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the outstanding principal amount of all obligations of the Consolidated Parties on a consolidated basis (other than trade debt incurred in the ordinary course of business not past due for more than ninety (90) days), whether current or long-term, for borrowed money (including all obligations hereunder and under the other Loan Documents) and all obligations of the Consolidated Parties on a consolidated basis evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness of the Consolidated Parties on a consolidated basis, (c) all obligations of the Consolidated Parties on a consolidated basis arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of the Consolidated Parties on a consolidated basis in respect of forward purchase agreements or the deferred purchase price of any property or services (other than trade accounts payable in the ordinary course of business not past due for more than ninety (90) days), in each case evidenced by a binding agreement, (e) Attributable Indebtedness of the Consolidated Parties on a consolidated basis in respect of Capitalized Leases and Synthetic Lease Obligations (the amount of a Capitalized Lease is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP, as GAAP is in effect as of the Closing Date), (f) obligations (which will increase Consolidated Funded Indebtedness) and assets (which will decrease Consolidated Funded Indebtedness) under any Swap Contract or foreign currency hedge, in an amount equal to the Swap Termination Value thereof (net of any cash or Cash Equivalents posted as collateral for such Swap Contracts), (g) all obligations of the Consolidated Parties to purchase, redeem, retire, defease or otherwise make any return of capital payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, but excluding any such obligations (i) to the extent the obligation may be satisfied by the issuance of any Equity Interests in such Person or any other Person, (ii) constituting an Investment, including any purchase agreement to acquire a new Subsidiary, or (iii) to the extent the obligation is not due (or may be deferred) until the date that is one hundred eighty (180) days after the then-current Maturity Date, (h) without duplication, all Guarantees of the Consolidated Parties on a consolidated basis with respect to outstanding Consolidated Funded Indebtedness of the types specified in clauses (a) through (g) above of Persons other than the Parent or any Subsidiary (or Subsidiary thereof), and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary. For the avoidance of doubt, Consolidated Funded Indebtedness shall not include any Indebtedness owed by any Consolidated Party to another Consolidated Party (including the Inter-Company Debt) or the Preferred Interests.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Consolidated Parties on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Consolidated Parties on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, as GAAP is in effect as of the Closing Date. For the avoidance of doubt, no interest attributable to the Inter-Company Debt shall be included in the calculation of Consolidated Interest Charges.

“Consolidated Net Income” means, for any period, the net income of the Consolidated Parties on a consolidated basis (excluding extraordinary gains and extraordinary losses and excluding gains and losses from the sale of assets and any net income derived from the Inter-Company Debt) for such period, calculated in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, without duplication, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus Unrestricted Cash as of such date to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended. For the avoidance of doubt, the Inter-Company Debt shall not be included in the calculation of the Consolidated Leverage Ratio.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Consolidated Parties” means a collective reference to the Parent and its consolidated Subsidiaries; and “Consolidated Party” means any one of them.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Advisors shall not Control or be deemed to Control AHT or Braemar by reason of the Advisory Agreements.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” has the meaning specified in Section 11.22(b).

“Covered Party” has the meaning specified in Section 11.22(a).

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 3.5% per annum.; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 3.5% per annum.

“Default Right” has the meaning specified in Section 11.22(b).

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Interest Period” means (a) the period from and including the Closing Date to the last Business Day of the calendar month in which the Closing Date occurs and (b) thereafter, the period from (and including) the date of borrowing, conversion or continuation of the applicable LIBOR Rate Loan to the last Business Day of the calendar month in which such borrowing, conversion or continuation occurred (or if such date of borrowing, conversion or continuation was the last Business Day of a calendar month, to the last Business Day of the immediately following calendar month).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)            a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock (or other ownership or profit interests) in such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock (or other ownership or profit interests) in such Person, all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests) in such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower, the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, the Parent or any ERISA Affiliate from a Multiemployer Plan if there is potential liability therefor or notification that the Multiemployer Plan is in endangered or critical status or is insolvent (within the meaning of Title IV of ERISA) or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, the Parent or any ERISA Affiliate.

“Erroneous Payment” has the meaning specified in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.12(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.12(f).

“Eurodollar Rate” means:

(a)            for any Designated Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Designated Interest Period, for Dollar deposits (for delivery on the first (1st) day of such Designated Interest Period) with a term of one (1) month;

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; and

(c)            if the Eurodollar Rate shall be less than 0.25%, such rate shall be deemed 0.25% for purposes of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that (a) is a CFC or a Subsidiary that is held directly or indirectly by a CFC, (b) is an Immaterial Subsidiary, (c) is or is expected to be, prohibited from guaranteeing Indebtedness of another Person, or prohibited from having its Equity Interests pledged, as applicable, pursuant to any Laws (including FINRA), documents, instruments, or agreements of such Subsidiary, or (d) is a Subsidiary of any of the foregoing. A Subsidiary shall no longer be considered an Excluded Subsidiary when it ceases to be subject to the circumstances or restrictions which caused it to be an Excluded Subsidiary. In no event shall Borrower, AAI, Advisors, Remington Holdings, L.P., Premier, Services or any Subsidiary of Parent that is (or at any time becomes) a party to any Existing REIT Agreement be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Advisory Agreements” means, collectively, the Braemar Advisory Agreement and the AHT Advisory Agreement, and “Existing Advisory Agreement” means any one of the Existing Advisory Agreements.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 1, 2018, among Borrower, Parent, Bank of America, N.A., as administrative agent and the other lenders party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing REIT Agreement Estoppels” has the meaning assigned to such term in Section 4.01(a)(xi).

“Existing REIT Agreements” means (a) the Existing Advisory Agreements, (b) the AHT Hotel Management Agreement, the Braemar Hotel Management Agreement, the AHT Project Management Agreement and the Braemar Project Management Agreement (in each case in its form as a master agreement, and not as to any particular individual hotel property), (c) that certain Amended and Restated Mutual Exclusivity Agreement dated as of August 8, 2018, among Ashford Hospitality Limited Partnership, a Delaware limited partnership, AHT and Remington, and consented and agreed to by Monty J. Bennett, (d) that certain Amended and Restated Braemar Mutual Exclusivity Agreement dated as of August 8, 2018, among Braemar Hospitality Limited Partnership, a Delaware limited partnership, Braemar and Remington, and consented and agreed to by Monty J. Bennett, (e) that certain Mutual Exclusivity Agreement dated as of August 8, 2018, among Ashford Hospitality Limited Partnership, a Delaware limited partnership, AHT and Premier, and (f) that certain Braemar Mutual Exclusivity Agreement dated as of August 8, 2018, among Braemar Hospitality Limited Partnership, a Delaware limited partnership, Braemar and Premier.

“Exit Fee” has the meaning assigned to such term in Section 2.08(b).

“Extension” has the meaning assigned to such term in Section 2.03.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority, and its successors.

“First Extended Maturity Date” means April 1, 2028.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future SNDA” has the meaning specified in Section 7.16(e).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Parent, and (b) each Co-Borrower and all Subsidiaries of the Parent that have executed the Subsidiary Guaranty (or any addendum thereto in the form attached to the Subsidiary Guaranty); provided that “Guarantors” shall not include (i) all Subsidiaries of the Borrower that have been released from the Subsidiary Guaranty, (ii) Excluded Subsidiaries (unless the Borrower has elected to cause any such Excluded Subsidiary to execute a Guaranty (or any addendum thereto in the form attached to the Subsidiary Guaranty), and (iii) any CFC or a Subsidiary that is held directly or indirectly by a CFC.

“Guaranties” means, collectively, (a) the Subsidiary Guaranty, (b) the Guarantee provided by the Parent pursuant to Article X, and (c) each other guaranty and guaranty supplement delivered pursuant to Section 6.12; and “Guaranty” means any one of the Guaranties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary having assets (including Equity Interests of direct and indirect Subsidiaries and other Investments) with an aggregate fair market value not in excess of $5,000,000.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any return of capital payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, but excluding any such obligations (i) to the extent the obligation may be satisfied by the issuance of any Equity Interests in such Person or any other Person, or (ii) constituting an Investment, including any purchase agreement to acquire a new Subsidiary or (iii) to the extent the obligation is not due (or may be deferred) until the date that is one hundred eighty (180) days after the then-current Maturity Date; and

(h)            all Guarantees of such Person in respect of any of the foregoing (other than Guarantees limited to customary non-recourse carve-outs, environmental related indemnities, and completion of capital replacements or repairs).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include the Preferred Interests.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Initial Scheduled Maturity Date” means April 1, 2027.

“Information” has the meaning specified in Section 11.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Inter-Company Loan Agreements” means the Advisors Inter-Company Loan Agreement and the Services Inter-Company Loan Agreement.

“Inter-Company Debt” means the Advisors Inter-Company Debt and the Services Inter-Company Debt.

“Inter-Company Debt Documents” means the Advisors Inter-Company Debt Documents and the Services Inter-Company Debt Documents.

“Interest Payment Date” means, the last Business Day of each calendar month, commencing with the last Business Day of April 2022.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, division or line of business.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 6, 2019, between Parent and the investors party thereto.

“Involuntary Disposition” means any Disposition, loss or damage of or to property due to (a) any casualty event which is covered under any casualty or property policy of insurance or (b) the taking of such property by any Person pursuant to the power of eminent domain, condemnation or other similar power of a Governmental Authority, or a sale of any such property to a purchaser with such power under threat of such a taking.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Key Money Investment” means (a) with respect to AHT and its Subsidiaries, an “Enhanced Return Investment” as defined in the AHT Advisory Agreement, (b) with respect to Braemar and its Subsidiaries, a “Enhanced Return Investment” as defined in the Braemar Advisory Agreement, and (c) with respect to any other Person for which Advisors or its Affiliate externally advises pursuant to an Advisory Agreement executed after the date hereof, a “Key Money Investment” or an “Enhanced Return Investment” as defined substantially similar to the definition of “Key Money Investment” or "Enhanced Return Investment" in the Existing Advisory Agreements as of the Closing Date.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Section 2.01(a) or (b).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranties, and (d) the Collateral Documents.

“Loan Parties” means, collectively, the Borrower, the Co-Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Maintenance Capital Expenditures” shall mean Consolidated Capital Expenditures for the maintenance, repair, restoration or refurbishment of fixed or capital assets of the Borrower or its Subsidiaries but excluding any Consolidated Capital Expenditures that expand, add to or further improve (other than additions or improvements consisting of refurbishment and restoration) such property.

“Management Agreements” means, collectively, the Braemar Hotel Management Agreement, the AHT Hotel Management Agreement, and any other agreements for management services executed by Parent or any of its Subsidiaries, and “Management Agreement” means any one of the Management Agreements.

“Marietta Lease” means that certain Lease dated as of March 1, 2008, by and between The City of Marietta, Georgia, as agent for Downtown Marietta Development Authority and Marietta Leasehold, L.P., as amended.

“Material Adverse Effect” means (a)  a material adverse effect upon the operations, performance, business, properties or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any other Loan Party taken as a whole to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary having assets (including Equity Interests of direct and indirect Subsidiaries and other Investments) with an aggregate fair market value in excess of $15,000,000.

“Maturity Date” means the Initial Scheduled Maturity Date, or if the Maturity Date has been extended pursuant to Section 2.03, the First Extended Maturity Date, Second Extended Maturity Date or Third Extended Maturity Date, as applicable; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower, the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, reasonable and customary legal, accounting and investment banking fees and sales commissions) other than those paid to Parent, Borrower or their Affiliates, (b) taxes paid or payable as a result thereof and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property that is required to be repaid in connection with such transaction; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“OAINC” means Ashford OAINC, Inc., a Maryland corporation.

“OAINC II” means Ashford OAINC II Inc., a Maryland corporation.

“Oaktree Credit Facility” means (i) the Credit Agreement, dated as of January 15, 2021, by and among Ashford Hospitality Limited Partnership, a Delaware limited partnership, Ashford Hospitality Trust, Inc., a Maryland corporation, Oaktree Fund Administration, LLC, as administrative agent, and the lenders party thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of October 11, 2021 and (ii) the “Loan Documents” under and as defined therein.

“Obligations” means all advances to, and debts, liabilities, obligations, indemnities, reimbursement obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, unless the context requires otherwise, (i) references to the “Obligations” in relation to any Advisory Loan Party shall mean the Advisory Loan Obligations and (ii) references to the “Obligations” in relation to any Services Loan Party shall mean the Services Loan Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means on any date the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment Recipient” has the meaning specified in Section 8.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower, the Parent and any ERISA Affiliate or with respect to which the Borrower, the Parent or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Lien” means any Lien that is permitted by Section 7.01.

“Permitted Line of Business” means real estate and asset advisory, management and services businesses, including without limitation, food and beverage operations or services and parking operations or services.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower, the Parent or any ERISA Affiliate or any such Plan to which the Borrower, the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” means the Pledged Equity as defined in Section 1 of the Security Agreement.

“Preferred Interests” means the Series D Convertible Preferred Stock, par value $0.001 per share of Parent, together with any other preferred Equity Interests issued in connection therewith or in substitution thereof.

“Premier” means Premier Project Management LLC (f/k/a Project Management LLC), a Maryland limited liability company.

“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Private Equity Fund” means a private equity fund that is primarily in the business of acquiring or holding equity stakes in companies, and not making or holding commercial loans, bonds or similar extensions of credit.

“Project Management Agreements” means, collectively, the Braemar Project Management Agreement, the AHT Project Management Agreement, and any other agreements for project management services executed by Parent or any of its Subsidiaries, and “Project Management Agreement” means any one of the Project Management Agreements.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 11.22.

“QFC” has the meaning specified in Section 11.22(b).

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Remington” means Remington Lodging & Hospitality, LLC, a Delaware limited liability company, and any other subsidiary of Remington Holdings, L.P. that is a manager under a Management Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required ECF Percentage” means, with respect to any fiscal quarter, if (a) (i) the last day of such fiscal quarter occurred after the Initial Scheduled Maturity Date, (ii) the Consolidated Net Leverage Ratio as of the last day of such fiscal quarter was greater than 4.00 to 1.00 or (iii) Borrower has elected not to deliver a Future SNDA in reliance on Section 7.16(e)(ii), 100% and (b) otherwise, 0%.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of the (a) Outstanding Amount and (b) unused Aggregate Commitments. The Outstanding Amount and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or other executive officer of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding dividends and distributions payable in equity interests) with respect to any capital stock or other Equity Interest of the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest of Parent or the Borrower, or on account of any return of capital to Parent’s or the Borrower’s shareholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Crimea and the Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by one or more Sanctioned Persons.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Parent, the Borrower, or any of their respective Subsidiaries or Affiliates.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Maturity Date” means April 1, 2029.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Services” means, Ashford Hospitality Services, LLC, a Delaware limited liability company.

“Services Inter-Company Debt” means the obligations, indebtedness, and liabilities of Services and the other Services Loan Parties as evidenced by the Services Inter-Company Debt Documents.

“Services Inter-Company Debt Documents” means the Services Inter-Company Loan Agreement and all other “Loan Documents” as defined in the Services Inter-Company Loan Agreement.

“Services Inter-Company Loan Agreement” means the Intercompany Credit Agreement, dated as of the date hereof, by and between Services, as borrower, and Borrower, as lender, providing for commitments in the maximum principal amount of $100,000,000.

“Services Loan Party” means Services and each Services Subsidiary that is a Loan Party from time to time. As of the Closing Date, that includes Services, Original Lismore LLC, Remington Holdings LP, Remington Holdings GP LLC, Remington Lodging & Hospitality, LLC and each of the other Services Loan Parties identified on Schedule 5.13.

“Services Loan Obligations” means the portion of the Obligations in respect of Loans the proceeds of which have been advanced by the Borrower to Services under the Services Inter-Company Loan Agreement and have not been repaid to the Borrower thereunder. As of any date of determination, the outstanding amount of the Services Loan Obligations shall be deemed to be equal to (a) the outstanding principal amount of the Services Inter-Company Debt on such date, plus the (b) portion of the interest hereunder accruing or accrued with respect to such principal amount, plus (c) a pro rata portion (based on the proportionate amount of the principal amount of the Services Inter-Company Debt to the Outstanding Amount as of the date of determination) of the fees, expenses, indemnities and other amounts owing hereunder. For the avoidance of doubt, Advisors shall not be a Co-Borrower or a Guarantor with respect to the Services Loan Obligations (other than expenses, indemnities and other amounts).

“Services Subsidiary” means any Subsidiary of Services.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified REIT Common Stock” has the meaning specified in Section 7.16(c).

“Specified Subsidiary” means (i) RED Hospitality & Leisure, LLC and its Subsidiaries and (ii) Inspire Event Technologies Holdings, LLC and its Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. As used in this Agreement, the Borrower shall be deemed a Subsidiary of Parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guaranty” means the Guaranty made by the Guarantors (other than the Parent) in favor of the Secured Parties, substantially in the form of Exhibit E.

“Supported QFC” has the meaning specified in Section 11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other netting or master agreement (any such netting or master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” shall mean the Aggregate Commitments and the Loans made in connection therewith.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Third Extended Maturity Date” means April 1, 2030.

“Threshold Amount” means $15,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as of any date of determination, without duplication, all “cash and cash equivalents”, but specifically excluding any amounts representing “restricted cash”, each as set forth on the consolidated balance sheet of the Parent.

“Unused Rate” means a percentage rate per annum equal to 1.0%.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3) or (4).

“USD LIBOR” means the London interbank offered rate for Dollars.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Fee” means at any applicable repayment or prepayment date as set forth in Section 2.08(c), an amount not less than zero (calculated in good faith by the Administrative Agent, which calculation shall be conclusive absent manifest error) equal to all required remaining scheduled interest payments at the applicable interest rate provided in this Agreement due on the principal amount of such Loan being repaid, prepaid or held by the applicable Lender on such date through and including the “33-Month Date” (being the date that is thirty-three (33) months following the date of borrowing of the principal being repaid or prepaid). The Eurodollar Rate (or the applicable SOFR-based rate after a Benchmark Replacement Date) component of such remaining scheduled interest payments shall be calculated utilizing the applicable “One Month LIBOR Forward Curve” (or the applicable SOFR-based rate after a Benchmark Replacement Date) from Chatham Financial for each future Designated Interest Period.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive and shall be construed to have the inclusive meaning of the term “and/or”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on successors and assigns set forth herein or in any other Loan Document), (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03          Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders except as otherwise provided in Section 11.01(d)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding anything to the contrary in the Loan Documents, leases that would have constituted operating leases or capital leases in accordance with GAAP prior to the adoption of FASB ASC Topic 842 (Leases) (as adopted on February 25, 2016) shall be considered operating leases or capital leases, respectively, for all purposes of the Loan Documents, notwithstanding any classification under GAAP in effect on the Closing Date or any change in GAAP relating thereto, unless the Borrower and other requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. The Marietta Lease shall not be included in Consolidated Funded Indebtedness, nor shall the Marietta Lease or rental payments made in accordance with the terms thereof be included in Consolidated Interest Charges.

(c)           Effects of Inter-Company Debt. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Inter-Company Debt (and all effects thereof) shall be excluded for purposes of all financial calculations made under this Agreement or any other Loan Document.

(d)           Consolidated Net Leverage Ratio Calculation Conventions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations of the Consolidated Net Leverage Ratio, (i) after consummation of any Disposition (A) income statement items (whether income or expense) attributable to the property Disposed of or removed shall, to the extent not otherwise excluded in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be excluded as of the first day of the applicable period and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Investment or acquisition (A) income statement items (whether positive or negative) attributable to the Investment or property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such acquisition, Indebtedness of the Person or property acquired shall be deemed to have been incurred as of the first day of the applicable period and any other Indebtedness incurred in connection with such Investment or acquisition shall be deemed to have been incurred as of such first day of the applicable period, (iii) in connection with any incurrence of Indebtedness, any Indebtedness which is retired in connection with such incurrence shall be excluded and deemed to have been retired as of the first day of the applicable period and (iv) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to an acquisition, (2) expected to have a continuing impact on the Consolidated Parties, and (3) factually supportable (in Administrative Agent’s reasonable judgment).

1.04         Rounding. Any financial ratios required to be determined by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day; Interest Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing.

1.06         Advisors and Services Loan Tranches.

(a)           If Borrower desires to contribute or transfer all or any portion of the proceeds of a Loan to Advisors, such transfer shall be consummated exclusively through a loan advance to Advisors pursuant to the Advisors Inter-Company Debt Documents. Advisors shall be a Co-Borrower and direct obligor hereunder to the Secured Parties for the full amount of the Advisory Loan Obligations at any time outstanding. Each Advisory Loan Party (other than Advisors) will be a Guarantor of the Advisory Loan Obligations at any time outstanding. The Advisory Loan Obligations will be secured by the Collateral granted by each Advisory Loan Party. Notwithstanding anything set forth in this Agreement or in any other Loan Document, (i) the liability of each Advisory Loan Party under the Loan Documents shall be limited to the Advisory Loan Obligations, (ii) no Advisory Loan Party shall have liability for Obligations other than the Advisory Loan Obligations, and (iii) no Collateral granted by any Advisory Loan Party shall secure any Obligations other than the Advisory Loan Obligations.

(b)           If Borrower desires to contribute or transfer all or any portion of the proceeds of a Loan to Services, such transfer shall be consummated exclusively through a loan advance to Services pursuant to the Services Inter-Company Debt Documents. Services shall be a Co-Borrower and direct obligor hereunder to the Secured Parties for the full amount of the Services Loan Obligations at any time outstanding. Each Services Loan Party (other than Services) will be a Guarantor of the Services Loan Obligations at any time outstanding. The Services Loan Obligations will be secured by the Collateral granted by each Services Loan Party. Notwithstanding anything set forth in this Agreement or in any other Loan Document, (i) the liability of each Services Loan Party under the Loan Documents shall be limited to the Services Loan Obligations, (ii) no Services Loan Party shall have liability for Obligations other than the Services Loan Obligations, and (iii) no Collateral granted by any Services Loan Party shall secure any Obligations other than the Services Loan Obligations.

(c)           If any Subsidiary of the Borrower is transferred as permitted by Section 7.03(i) and such transferred Subsidiary was an Advisory Loan party at the time of such transfer but becomes a Services Loan Party after such transfer, such Subsidiary shall immediately become a Services Loan Party and shall be released as an Advisory Loan Party for all purposes of this Agreement, including, but not limited to, this Section 1.06.

(d)           All funded Loans to the extent constituting Advisory Loan Obligations shall be deemed to be jointly funded to and received by each of the Borrower and Advisors, and to the extent constituting Services Loan Obligations shall be deemed to be jointly funded and received by each of the Borrower and Services. Each reference to the Borrower (including any reference to any payment or repayment obligation of the Borrower) hereunder and under the other Loan Documents shall be deemed to include the applicable Co-Borrower to the extent of the Advisory Loan Obligations or Services Loan Obligations, as applicable. Each of the Borrower and Advisors shall be jointly and severally liable under this Agreement and the other Loan Documents for all Advisory Loan Obligations and each of the Borrower and Services shall be jointly and severally liable under this Agreement and the other Loan Documents for all Services Loan Obligations. The Obligations of the Borrower, the Advisory Loan Obligations of Advisors and the Services Loan Obligations of Services under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of any of the Obligations of any Loan Party or of any promissory note or other document evidencing all or any part of the Obligations of any Loan Party, (ii) the absence of any attempt to collect all or any of the Obligations from any Loan Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing all or any of the Obligations of any Loan Party, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any Loan Party and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for all or any of the Obligations of any Loan Party, (v) the Administrative Agent's and/or any Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Administrative Agent's and/or any Lender's claim(s) for the repayment of the Obligations of any Loan Party under Section 502 of the Bankruptcy Code, (viii) any other bankruptcy, insolvency, restructuring or reorganization proceedings under all applicable Debtor Relief Laws or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any Loan Party (in each case, other than the defense of repayment in full of the Obligations). With respect to any Obligations of the Borrower or any Co-Borrower arising as a result of their joint and several liability hereunder with respect to any Loans made to one or the other hereunder, each of the Borrower and the Co-Borrowers waives, until the Obligations shall have been paid in full and the Aggregate Commitments have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender had as of the Closing Date or may have thereafter against one or the other, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of the Borrower or any Co-Borrower to the Administrative Agent and/or any Lender. Upon any Event of Default which is continuing, the Administrative Agent may proceed directly and at once, without notice, against the Borrower to collect and recover the full amount, or any portion of the Obligations, Advisors to collect and recover the full amount, or any portion of the Advisory Loan Obligations or Services to collect and recover the full amount, or any portion of the Services Loan Obligations, in each case, without first proceeding against the Borrower, any Co-Borrower or any other Person, or against any security or collateral for the Obligations. Each of the Borrower and the Co-Borrowers consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of the Borrower or any Co-Borrower or against or in payment of any or all of the Obligations.

(e)           In the event of a conflict between the terms of this Section 1.06 and the terms of any other Section or provision of this Agreement or any other Loan Document, the terms of this Section 1.06 shall prevail.

Article II.
The Commitments and Credit Extensions

2.01         The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make term loans to the Borrower (and, if applicable, the applicable Co-Borrower) on the Closing Date in an aggregate principal amount of $50,000,000 and (b) to make additional term loans from time to time, on any Business Day during the Availability Period to the Borrower (and, if applicable, the applicable Co-Borrower) in up to five (5) separate Borrowings in an aggregate amount not to exceed the amount of such Lender’s then remaining available Commitment. Amounts borrowed under this Section 2.01, and repaid or prepaid under Section 2.04, may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Request for Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) seven (7) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans or Base Rate Loans and (ii) three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Designated Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice for a Borrowing, then the applicable Loans shall be made as a Base Rate Loan. Notwithstanding anything contained herein to the contrary, if the Borrower fails to give a timely notice requesting a conversion or continuation of a Eurodollar Rate Loan, then the Eurodollar Rate Loan shall be automatically continued as a Eurodollar Rate Loan with a new Designated Interest Period commencing on the last day of the expired Designated Interest Period. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify the Designated Interest Period, it will be deemed to have specified a Designated Interest Period commencing on the date of Borrowing, conversion or continuation and ending on the last Business Day of the calendar month in which such Borrowing, conversion or continuation occurred (or if such date of borrowing, conversion or continuation was the last Business Day of a calendar month, to the last Business Day of the immediately following calendar month).

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of a Designated Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Designated Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)           Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03         Extension of Maturity Date.

(a)            Subject to Section 2.03(d), the Borrower may, by written notice to the Administrative Agent, delivered not more than ninety (90) days and not less than thirty (30) days prior to the Initial Scheduled Maturity Date elect to extend the Maturity Date to the First Extended Maturity Date.

(b)            If the Borrower extended the Maturity Date to the First Extended Maturity Date pursuant to Section 2.03(a), subject to Section 2.03(d), the Borrower may, by written notice to the Administrative Agent, delivered not more than ninety (90) days and not less than thirty (30) days prior to the First Extended Maturity Date elect to extend the Maturity Date to the Second Extended Maturity Date.

(c)            If the Borrower extended the Maturity Date to the Second Extended Maturity Date pursuant to Section 2.03(b), subject to Section 2.03(d), the Borrower may, by written notice to the Administrative Agent, delivered not more than ninety (90) days and not less than thirty (30) days prior to the Second Extended Maturity Date elect to extend the Maturity Date to the Third Extended Maturity Date.

(d)            Each extension of the Maturity Date pursuant to Sections 2.03(a), (b) and (c) (each, an “Extension”) shall be binding on the Administrative Agent and each Lender and shall be subject to the following:

(i)            no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom after giving effect to such Extension;

(ii)           the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier therein) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier therein) as of such earlier date, and except for changes in factual circumstances not prohibited under the Loan Documents, and except that for purposes of this Section 2.03(d)(ii), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;

(iii)          each of the Existing REIT Agreements shall remain in full force and effect, and there shall not be any uncured default thereunder on the effective date of such Extension;

(iv)          the Borrower and the other Loan Parties shall have delivered such resolutions or reaffirmations of the Collateral Documents as are reasonably requested by the Administrative Agent in connection with such Extension; and

(v)           the Borrower shall have delivered a certificate of a Responsible Officer certifying as to the satisfaction of the foregoing clauses (i) through (iv) dated as of the effective date of such Extension.

2.04         Prepayments.

(a)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Sections 2.08(b) and (c); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) one (1) Business Day prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Designated Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)            If at any time there is (i) any default under the terms of any Existing REIT Agreement that remains uncured after giving effect to any applicable cure, notice or grace periods thereunder, (ii) any Adverse Modification to any Existing REIT Agreement or (iii) any termination or expiration of any Existing REIT Agreement, by its terms or otherwise (including upon the occurrence of a “change of control” or similar event of any Person party thereto) and regardless of whether terminated by Parent or any of its Subsidiaries or any other party thereto, the Borrower shall immediately prepay the unpaid principal amount of all outstanding Loans and all interest thereon in full.

(c)            If at any time there occurs any Change of Control, the Borrower shall immediately prepay the unpaid principal amount of all outstanding Loans and all interest thereon in full.

(d)            If at any time the outstanding principal balance of the Loans shall exceed the COC Maximum Outstanding Principal Amount, then within one (1) Business Day, the Borrower shall prepay an aggregate amount of the Loans equal to the amount of such excess.

(e)            Within five (5) Business Days of the date that financial statements have been delivered (or are required to have been delivered) pursuant to Sections 6.01(a) or (b) and the related Compliance Certificate is delivered (or required to have been delivered), the Borrower shall prepay an aggregate amount of the Term Loans equal to the Required ECF Percentage of the Consolidated Excess Cash Flow for the fiscal quarter covered by such financial statements over the aggregate principal amount of Loans voluntarily prepaid pursuant to Section 2.04(a) during such fiscal quarter.

(f)           If any Loan Party or any of its Subsidiaries Disposes of any property pursuant to Section 7.05(h) which results in the realization by such Person of Net Cash Proceeds, or receives Net Cash Proceeds of any Involuntary Disposition, in each case, in excess of $1,000,000 in the aggregate for all such Dispositions and Involuntary Dispositions per fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds in excess of such $1,000,000 threshold within five (5) Business Days of receipt thereof by such Person; provided, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date such prepayment is due), and so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may (i) in the case of any such Disposition pursuant to Section 7.05(h) reinvest such excess Net Cash Proceeds (but not in excess of $5,000,000 in the aggregate for all such Dispositions per fiscal year) in assets used or useful in the business of the Borrower and its Subsidiaries, so long as within 180 days after the receipt of such Net Cash Proceeds (or 270 days, if a binding commitment for reinvestment thereof shall have been executed within 180 days), such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent, upon request of the Administrative Agent) and (ii) in the case of any such Involuntary Disposition apply such excess Net Cash Proceeds to repair, refurbish, replace or restore the property subject to such Involuntary Disposition, so long as within 180 days after the receipt of such Net Cash Proceeds (or 360 days, if a binding commitment for reinvestment thereof shall have been executed within 180 days), such repair, refurbishment, replacement or restoration shall have been consummated (as certified by the Borrower in writing to the Administrative Agent, upon request of the Administrative Agent); and provided, further, however, that any excess Net Cash Proceeds not so reinvested or applied to such repair, refurbishment, replacement or restoration shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(f). For the avoidance of doubt, there shall be no limit on the amount of Net Cash Proceeds from Involuntary Dispositions that may be reinvested as provided above.

(g)           All mandatory prepayments pursuant to Sections 2.04(b) through (f) shall be applied ratably to the outstanding Loans and shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 and Sections 2.08(b) and (c) (if applicable).

2.05         Termination or Reduction of Commitments. The Aggregate Commitments shall be automatically and permanently reduced on: (a) the date of each advance of the Loans pursuant to Section 2.01 by the amount of such advance; (b) the date on which any prepayment is or would be required under Section 2.04(b) or (c) (whether or not any Loans are then outstanding); (c) any date on which the aggregate amount of outstanding Loans and unused Aggregate Commitments exceeds the COC Maximum Outstanding Principal Amount, by the amount of such excess; and (d) the last day of the Availability Period (to the extent any of the Aggregate Commitments remain outstanding and after giving effect to any Borrowing on such date for which a Committed Loan Notice has been delivered pursuant to the terms of this Agreement), to zero.

2.06         Repayment of Loans.

(a)           The Borrower shall repay to the Lenders on the Maturity Date in cash the remaining Outstanding Amount then unpaid, together with all interest accrued and unpaid thereon and all amounts payable under Sections 2.08(b) and (c) (if applicable).

2.07         Interest.

(a)           Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Designated Interest Period at a rate per annum equal to the Eurodollar Rate for such Designated Interest Period plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)         Accrued and unpaid interest under this Section 2.07(b) (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable by Borrower in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08         Fees.

(a)           Unused Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, an unused fee equal to the Unused Rate times the actual daily amount of the undrawn Aggregate Commitments. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in arrears on the last Business Day of each month and on the last day of the Availability Period.

(b)           Exit Fee. Upon each prepayment, repayment or acceleration, in whole or in part for any reason (whether at maturity, pursuant to Section 2.04, repayments in connection with an acceleration pursuant to Article VIII (including upon or following the filing by or against any Loan Party or any Affiliate thereof of any petition under any Debtor Relief Laws), or for any other reason), the Borrower shall pay to the Lenders an exit fee (the “Exit Fee”) on the principal amount of the Loan prepaid, repaid or accelerated in an amount equal to 0.50% of the principal amount of the Loan so prepaid, repaid or accelerated.

(c)           Yield Maintenance Fee. In the event that any Loan is prepaid or repaid or accelerated, in whole or in part for any reason (whether at maturity, pursuant to Section 2.04, repayments in connection with an acceleration pursuant to Article VIII (including upon or following the filing by or against any Loan Party or any Affiliate thereof of any petition under any Debtor Relief Laws), or for any other reason), but excluding any prepayment pursuant to Section 2.04(c) as a result of a transaction that results in a Change of Control under clause (a) of the definition thereof or pursuant to Section 2.04(e), during the period commencing on the Closing Date and on or prior to the date that is thirty-three (33) months after the date of borrowing of the applicable Loan being repaid, repaid or accelerated, the Borrower shall pay to the Lenders a yield maintenance fee on the principal amount of the Loan prepaid, repaid or accelerated in an amount equal to the Yield Maintenance Fee for such Loan.

(d)           Any Exit Fee or Yield Maintenance Fee referred to in Section 2.08(b) or (c) shall be paid to Administrative Agent for the account of the applicable Lender upon any applicable repayment, prepayment or acceleration triggering such Exit Fee or Yield Maintenance Fee (including via any distributions or any other transfers on account of all or any part of the principal balance of any Loan for any reason or at any time (whether or not upon maturity, whether mandatory or optional, whether voluntary or involuntary, including following any default or any acceleration (whether automatic or following notice), or upon or following the filing by or against any Loan Party or any Affiliate thereof of any petition under any Debtor Relief Laws (whether or not such payment, distribution, or transfer is under a plan of reorganization or liquidation or ordered by any court of competent jurisdiction) or otherwise)), but excluding any prepayment pursuant to Section 2.04(e), in the case of the Yield Maintenance Fee.

(e)           Any Exit Fee or Yield Maintenance Fee payable in accordance with Section 2.08(b) or (c) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the prepayment or repayment event, and the Loan Parties agree that it is reasonable under the circumstances currently existing. Such Exit Fee or Yield Maintenance Fee, if any, shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE OR YIELD MAINTENANCE FEE IN CONNECTION WITH ANY SUCH EVENT, INCLUDING ANY ACCELERATION OF THE LOANS. The Loan Parties expressly agree that (i) such Exit Fee or Yield Maintenance Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) such Exit Fee or Yield Maintenance Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Exit Fee or Yield Maintenance Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08, (v) their agreement to pay such Exit Fee or Yield Maintenance Fee is a material inducement to the Lenders to fund the Loan, and (vi) such Exit Fee or Yield Maintenance Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment or repayment event.

(f)            Upfront Fee. In consideration for the Lenders’ agreements hereunder, the Borrower hereby agrees to pay to the Lenders an upfront fee equal to 2.0% of the aggregate principal amount of the Aggregate Commitments, which fee shall be payable in full on the Closing Date.

(g)           Fees Generally. All fees payable hereunder shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09         Computation of Interest and Fees.

(a)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11           Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      (i)      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Parent, the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13         Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 11.01.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III.
Taxes, Yield Protection and Illegality

3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)           If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)           Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)           Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.

(a)            Subject to clause (c) below, if in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Designated Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Designated Interest Period with respect to a proposed Eurodollar Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Designated Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein

(b)            Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)            Benchmark Replacement Setting.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03(c)) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).

(iv)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Designated Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Designated Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04          Increased Costs; Reserves on Eurodollar Rate Loans.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Designated Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07          Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV.
Conditions Precedent To Credit Extensions

4.01          Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent either prior to or substantially contemporaneously with such initial Credit Extension:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)             executed counterparts of this Agreement and the Subsidiary Guaranty, in each case sufficient in number for distribution to the Administrative Agent, each Lender, and the Borrower;

(ii)            a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)           a security and pledge agreement, in substantially the form of Exhibit F (together with each other security agreement and supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each applicable Loan Party and each other party thereto, together with:

(A)            the certificates, if any, representing the Pledged Equity referred to therein that is represented by a certificate (within the meaning of Section 8-102(4) of the UCC) accompanied by undated stock powers executed in blank;

(B)             fully executed originals of the Inter-Company Debt Documents;

(C)             proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents;

(D)            evidence of the completion of all other actions, recordings and filings of or with respect to the Collateral Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(E)             [reserved]; and

(F)             evidence that all other actions, recordings, and filings that the Administrative Agent may deem necessary or desirable in order to create a perfected first-priority Lien (subject to Liens permitted by Section 7.01) in the Collateral has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements, intellectual property security terminations and landlords’ and bailees’ waiver and consent agreements);

(iv)           lien, bankruptcy, and judgment searches in the name of each Loan Party, and any other name(s) as Administrative Agent may deem appropriate in such Loan Party’s jurisdiction of formation and each state or jurisdiction where such Loan Party maintains an office or has real property, showing no financing statements or other Lien instruments of record except for Liens created or permitted by the Loan Documents or Liens being released on the Closing Date;

(v)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi)           (a) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) true and complete copies of the limited liability company agreement, operating agreement, by-laws, limited partnership agreement or other such governing document of each Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (v), above;

(vii)          certificates attesting to the Solvency of each Loan Party before and after giving effect to this Agreement, from its chief financial officer substantially in the form of Exhibit I;

(viii)         a favorable opinion of Winston & Strawn LLP, counsel to the Loan Parties, Hogan Lovells US LLP, Maryland counsel to the Loan Parties and Holland & Hart LLP, Nevada counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)            a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x)             a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) a pro forma calculation of the Consolidated Net Leverage Ratio as of the Closing Date;

(xi)            estoppel agreements dated the date hereof, executed by (A) AHT, with respect to the AHT Advisory Agreement; (B) Braemar, with respect to the Braemar Advisory Agreement; (C) Ashford TRS, with respect to each of the AHT Hotel Management Agreement and the AHT Project Management Agreement; and (D) Braemar TRS, with respect to each of the Braemar Hotel Management Agreement and the Braemar Project Management Agreement, in each case for the benefit of Administrative Agent and form and substance reasonably acceptable to Administrative Agent (collectively, the “Existing REIT Agreement Estoppels”);

(xii)           true and complete copies of all Material Contracts, together with all exhibits and schedules thereto; and

(xiii)          such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders may reasonably require.

(b)            (i) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)            The Administrative Agent and each Lender shall have received all documentation and other information that the Administrative Agent and such Lender require in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as hereafter defined) and the Beneficial Ownership Regulation.

(d)            Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02          Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier therein) as of such earlier date, and except for changes in factual circumstances not prohibited under the Loan Documents, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            Each of the Existing REIT Agreements shall remain in full force and effect, and there shall not be any uncured default thereunder.

(d)            The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.
Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01          Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution or delivery by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except to the extent perfection thereof is not required by this Agreement and the Collateral Documents, or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except as may be required by securities laws generally or (other than in the case of any Existing REIT Agreement) as may be provided in any “transfer” or “change of control” provision or other similar change in ownership provision in any agreement or organizational document of Borrower or any its Subsidiaries and, in each case referred to in clauses (a) through (d) above, except for such approvals, consents, exemptions, authorizations or other actions, notices or filings that have been duly obtained, taken or made.

5.04          Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to Debtor Relief Laws and principles of equity, whether applied in a court of law or equity.

5.05          Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the Consolidated Parties for the most recently ended fiscal quarter (other than the fourth fiscal quarter of any fiscal year) furnished pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter and portion of the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent and the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06.

5.07          No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08          Ownership of Property; Liens; Investments.

(a)            Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            As of the Closing Date, Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries securing Indebtedness in excess of $1,000,000 in outstanding principal amount, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), or as otherwise permitted by Section 7.01.

(c)            As of the Closing Date, Schedule 5.08(c) sets forth a complete and accurate list of all real property owned or ground leased by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, and record owner. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple or ground leasehold title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)            As of the Closing Date, Schedule 5.08(d) sets forth a complete and accurate list of all Investments constituting loans held by any Loan Party or any Subsidiary on the Closing Date (other than the Inter-Company Debt), showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

5.09          Environmental Compliance.

(a)            The Loan Parties and their respective Subsidiaries conducted in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Parent and the Borrower have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed in violation of any Environmental Law on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries in violation of any Environmental Law; and Hazardous Materials have not been released, discharged or disposed of in violation of any Environmental Law on any property currently owned or operated by any Loan Party or any of its Subsidiaries.

(c)            Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10          Insurance. The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11          Taxes. The Loan Parties and their respective Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being disputed or contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12          ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Parent and the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)            There are no pending or, to the knowledge of the Parent and the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and neither the Parent, nor Borrower nor any ERISA Affiliate has knowledge of any fact, event, or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Parent, the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Parent, nor the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Parent, nor Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent, nor the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Neither the Parent, nor the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan within the preceding six years other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto or those maintained by Remington with respect to managed hotel employees, and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)            As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13          Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary thereof) in the amounts specified on Part (a) of Schedule 5.13 and, with respect to any Equity Interests pledged under the Collateral Documents, free and clear of all Liens except those created under the Collateral Documents, and with respect to all other Equity Interests owned by any Loan Party or any Subsidiary, free and clear of all Liens except those permitted under this Agreement. As of the Closing Date, no Loan Party or any Subsidiary thereto has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 and, with respect to any Equity Interests pledged under this Agreement, free and clear of all Liens except those created under the Collateral Documents, and with respect to all other Equity Interests, free and clear of all Liens except those permitted under this Agreement. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

5.14          Margin Regulations; Investment Company Act.

(a)            The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)            None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, other than Ashford Investment Management, LLC.

5.15          Disclosure.

(a)            The Parent and the Borrower have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16          Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being disputed or contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17          Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02.

5.18          Intellectual Property; Licenses, Etc.. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except to the extent the absence of any such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Parent and the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Parent and the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19          Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.20          Casualty, Etc. Other than the effects of COVID-19, neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21          Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent, the Borrower or any of their respective Subsidiaries as of the Closing Date, other than Remington with respect to certain managed properties, and neither the Parent, nor the Borrower nor any of their respective Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.22          Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings and actions contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens, except for any filings or actions for which the Loan Parties are not obligated to make or take pursuant to this Agreement or the Collateral Documents.

5.23          Sanctions. (a) Neither Parent, the Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of Parent, the Borrower and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof or any agent thereof that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) is controlled by or is acting on behalf of a Sanctioned Person, (iii) has its assets located in a Sanctioned Country, (iv) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Sanctions by a governmental authority that enforces Sanctions or (v) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)            The Parent, the Borrower and their respective Subsidiaries and, to the knowledge of Parent, the Borrower and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, (i) have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions and (ii) are in compliance with all applicable Sanctions.

5.24          Nature of Business. As of the Closing Date, the Consolidated Parties are engaged in a Permitted Line of Business.

5.25          Anti-Corruption Laws and Anti-Money Laundering Laws. The Parent, the Borrower or each of their respective Subsidiaries have conducted their businesses in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. Neither Parent, the Borrower, nor any of the respective Subsidiaries, nor, to the knowledge of Parent, the Borrower and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof or any agent thereof that will act in any capacity in connection with or benefit from this Agreement, is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws or Anti-Money Laundering Laws by a governmental authority that enforces any Anti-Corruption or Anti-Money Laundering Laws.

5.26          Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.27          Existing REIT Agreements.

(a)            Each Existing REIT Agreement contains the entire agreements of the parties thereto with respect to the subject matter thereof.

(b)            Each Existing REIT Agreement is in full force and effect, and is scheduled to expire as described in such Existing REIT Agreement. There are no options to extend any Existing REIT Agreement except as described therein. Except as expressly set forth in each Existing REIT Agreement, there are no rights to terminate such Existing REIT Agreement.

(c)            To the Parent’s and the Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default of or under any provision of any Existing REIT Agreement (an “Advisory or Management Default”) exists or has occurred as to any obligations under any Existing REIT Agreement. Neither the Borrower, Advisor nor Services has received any written notice under any Existing REIT Agreement alleging that an Advisory or Management Default has occurred or exists.

(d)            Neither Advisor nor Services, nor their respective Subsidiaries, has assigned, transferred, or encumbered its interest in, to, or under any Existing REIT Agreement, except in favor of Administrative Agent pursuant to the Loan Documents or pursuant to the Inter-Company Debt Documents.

5.28          Covered Entities. No Loan Party is a Covered Entity.

Article VI.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification and reimbursement obligations for which no claim has been asserted), each of the Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each other Loan Party and each Subsidiary to:

6.01          Financial Statements. Deliver to the Administrative Agent (who will deliver same to each Lender), in form and detail satisfactory to the Administrative Agent:

(a)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2022), a consolidated balance sheet of the Consolidated Parties as of the end of such fiscal year, the related consolidated statements of income or operations of the Parent for such fiscal year, and the related consolidated statements of changes in shareholders’ equity and cash flows of the Parent for such fiscal year, setting forth in each case in comparative form, as applicable, the figures for the previous fiscal year, together with unaudited pro forma versions of each such statement revised to show the entity specific results used to calculate the financial covenants as set forth in the Compliance Certificate delivered together with such statements as required in Section 6.02(a), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2022), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, the related consolidated statements of income or operations for such quarter and for the portion of the Parent’s fiscal year then ended, and the related statements of changes in shareholders’ equity and cash flows of the Parent for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, together with pro forma versions of each such statement revised to show the entity specific results used to calculate the financial covenants as set forth in the Compliance Certificate delivered together with such statements as required in Section 6.02(a), all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)            as soon as available, but in any event within thirty (30) days after the end of each of the first two months of each fiscal quarter of Parent, a copy of the consolidated statements of income or operations, or cash flows for such month and for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of Parent.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Parent and the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent and the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02          Certificates; Other Information. Deliver to the Administrative Agent (who will deliver same to each Lender), in form and detail satisfactory to the Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, quarterly report, proxy or financial statement or other report or communication sent to the stockholders of the Parent or Borrower, and copies of all annual, quarterly, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent or Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            as soon as available, and after any request by the Administrative Agent or any Lender within thirty (30) days after the end of each fiscal year of the Parent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f)             promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)            not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement, Existing REIT Agreement or Material Contract, in each case, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements, and Existing REIT Agreements and Material Contracts as the Administrative Agent may reasonably request;

(h)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(i)             promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation; and

(j)             promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper or emailed copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent and the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Parent or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent, the Borrower or their respective Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03          Notices. Promptly notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including as a result of (i) any breach or non-performance of, or any default under, a Material Contract of the Parent, the Borrower or any of their respective Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent, the Borrower or any of their respective Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any of their respective Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event;

(d)            of the occurrence of any Advisory or Management Default or the expiration or termination of any Existing REIT Agreement or any other Advisory Agreement, or any Adverse Modification to any Existing REIT Agreement or any modification to any other Advisory Agreement that is materially adverse to the interests of the Loan Parties or the Lenders; and

(e)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent and the Borrower setting forth details of the occurrence referred to therein and stating what action the Parent and the Borrower has taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Obligations. Pay and discharge (or bond or insure against) as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon any Loan Party or Subsidiary or its properties or assets, unless the same are being disputed or contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent, the Borrower or such Subsidiary; and (b) all lawful claims of materialmen and mechanics, for labor, materials and supplies which, if unpaid, would by law become a Lien upon the property of any Loan Party or Subsidiary, unless the same are being disputed or contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent, the Borrower or such Subsidiary.

6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07          Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent or the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (and including deductibles and exclusions) as are customarily carried under similar circumstances by such other Persons.

6.08          Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being disputed or contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09          Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent, the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent, the Borrower or such Subsidiary, as the case may be.

6.10          Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent and the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent and the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent and the Borrower at any time during normal business hours and without advance notice.

6.11          Use of Proceeds. Use the proceeds of the Credit Extensions (i) to fund working capital, capital expenditures and other general corporate purposes (including, without limitation, property acquisitions) not in contravention of any Law or of any Loan Document, including loans for such purposes under the Inter-Company Debt Documents; provided that not less than 50% of the proceeds of each Credit Extension after the Closing Date shall be used for purposes of acquisitions and other Investments, growth capital expenditures and key money; and (ii) for repayment in full of the outstanding obligations under the Existing Credit Agreement.

6.12          Covenant to Guarantee Obligations and Give Security.

(a)            Upon the formation or acquisition of any new direct or indirect Subsidiary of Parent (other than an Excluded Subsidiary) by any Loan Party, or, should any Subsidiary no longer qualify as an Excluded Subsidiary, then the Borrower shall, within thirty (30) days after such formation, acquisition, or change to non-Excluded Subsidiary (unless the Administrative Agent grants additional time therefor in Administrative Agent’s sole discretion), at the Borrower’s expense, but subject to Section 1.06:

(i)              cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the applicable Obligations;

(ii)             cause such Subsidiary and each direct parent of such Subsidiary (if it has not already done so) that is a Loan Party to duly execute and deliver to the Administrative Agent supplements to the Security Agreement, as required by the Security Agreement (including delivery of all instruments specified in Section 4.01(a)(iii)); provided, that no Loan Party shall be required to pledge any Equity Interests issued by an Excluded Subsidiary, except (other than with respect to any Excluded Subsidiary the pledge of the Equity Interests in which is prohibited by applicable Laws (including FINRA), documents, instructions or agreements of such Subsidiary) to the extent that a perfected security interest can be obtained by the filing of a UCC financing statement, and no such supplements to the Security Agreement shall be required with respect to any Equity Interests issued by such an Excluded Subsidiary;

(iii)            cause such Subsidiary and each direct parent of such Subsidiary (if it has not already done so) that is a Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to supplements to the Security Agreement delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, subject to any limitation on the obligations of the Loan Parties to take any such actions contained in this Agreement and the Collateral Documents; and

(iv)            deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request (it being agreed that an opinion that is substantially consistent with the opinion delivered on the Closing Date shall be sufficient).

(b)            At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens in Collateral of, such guaranties, and supplements to the Security Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, no further collateral assignments or estoppels with respect to any Advisory Agreement, Management Agreement or Project Management Agreement shall be required other than with respect to Existing REIT Agreements.

6.13         Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Parent, nor the Borrower nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being disputed or contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14         Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, in each case, subject to any limitation on the obligations of the Loan Parties to take any such actions contained in this Agreement and the Collateral Documents.

6.15         Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent, the Borrower or any of their respective Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16         Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.17         Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it and, except where either a replacement for such Material Contract has been or is being obtained or such Material Contract is being terminated in connection with a breach or reasonable uncertainty concerning ongoing performance by the counterparty thereunder, maintain each such Material Contract in full force and effect.

6.18         Post-Closing Matters. Notwithstanding anything to the contrary set forth in this Agreement, the Borrower agrees that the Borrower shall, or shall cause the other Loan Parties to take the actions set forth on Schedule 6.18, in a manner reasonably acceptable to the Administrative Agent, on or before the deadlines set forth in Schedule 6.18 (as such deadlines may be extended by Administrative Agent in its reasonable discretion). To the extent there is any conflict between the provisions of any Loan Document and Schedule 6.18, the provisions of Schedule 6.18 shall control.

6.19         [Reserved].

6.20         Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.21         Inter-Company Debt Documents. The Parent and the Borrower shall enforce the Inter-Company Debt Documents in accordance with their terms and shall not waive any default thereunder or forebear from the exercise of any remedies thereunder without the prior written consent of Administrative Agent. The Parent and the Borrower shall cause the Inter-Company Debt Documents to not be amended, modified, terminated, canceled, renewed, extended, or surrendered without the prior written consent of Administrative Agent. The Borrower shall record in its books and records each loan or advance made, and each payment of principal or interest received, under the Inter-Company Loan Agreements and shall furnish evidence thereof to Administrative Agent upon request.

6.22         Existing REIT Agreements.

(a)            Observe and perform, or cause Advisor or Services, or their applicable Subsidiaries, as the case may be, to observe and perform, as and when due, in all material respects, each and all of their obligations, and to enforce each and all of their rights, under the Existing REIT Agreements in accordance with the terms of each such Existing REIT Agreement.

(b)            Promptly notify, or cause Advisor or Services, or their applicable Subsidiaries, as the case may be, to promptly notify, Administrative Agent of the giving of any notice of any default under any Existing REIT Agreements and deliver to Administrative Agent a true copy of each such notice.

(c)            Timely exercise each extension, renewal or similar right of Parent or any of its Subsidiaries under each of the Existing REIT Agreements the exercise date for which occurs prior to the Maturity Date.

Article VII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification and reimbursement obligations for which no claim has been asserted), each of the Parent and the Borrower shall not, nor shall it permit any Loan Party or any Subsidiary to, directly or indirectly:

7.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Parent, the Borrower or any of their respective Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals, amendments, modifications or extensions thereof, provided that (i) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (ii) the direct or any contingent obligor therefor is not changed (provided that any Specified Subsidiary may become obligated for the Indebtedness of any other Specified Subsidiary) and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)            Liens for taxes not yet due or which are being disputed or contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being disputed or contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or which are otherwise subject to a bond or insured against;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, leases, rights-of-way, restrictions and other encumbrances affecting real property which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h)            Liens securing the Inter-Company Debt;

(i)             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j)             Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(k)            any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(l)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of Parent, the Borrower and their respective Subsidiaries, or (ii) secure any Indebtedness;

(m)           Liens solely with respect to assets leased to the counterparty of a Key Money Investment transaction and granted in connection therewith; and

(n)            Liens granted by the Specified Subsidiaries, in each case, to secure Indebtedness permitted under Section 7.02(g) below.

7.02         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed (provided that any Specified Subsidiary may become obligated for the Indebtedness of any other Specified Subsidiary);

(c)            Guarantees of the Borrower or any other Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;

(d)            obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)            the Inter-Company Debt;

(f)            Indebtedness that is recourse to Borrower or Parent in an aggregate principal amount not to exceed $3,500,000 at any time outstanding; and

(g)            Indebtedness of the Specified Subsidiaries the proceeds of which are used to purchase or acquire new or replacement assets, operating businesses or Equity Interests of Persons owning such assets or businesses, in each case, that are useful in the business of such Specified Subsidiaries, in an amount not to exceed, on the date of incurrence of any such Indebtedness (i) 75% of the lesser of the fair market value and the purchase price of any new or replacement assets or (ii) 55% of the purchase price of any operating business, in each case, purchased with the proceeds of such Indebtedness.

7.03         Investments. Make any Investments, except:

(a)            Investments held by the Parent, the Borrower or such Subsidiary in the form of cash equivalents;

(b)            the Inter-Company Debt;

(c)            advances to officers, directors and employees of the Parent, the Borrower and their respective Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)            Investments of the Parent, the Borrower or any Subsidiary in any Subsidiary, including the transfer, contribution, distribution or assignment of Equity Interests or property from a Subsidiary to another Subsidiary or Loan Party; provided, that (i) no contribution, assignment, transfer or other such Investment shall result in any Advisory Loan Party ceasing to be an Advisory Loan Party or a Services Loan Party ceasing to be a Services Loan Party, (ii) no contribution, assignment, transfer or other such Investment of any Existing REIT Agreement by any Advisory Loan Party into a Person that is not an Advisory Loan Party shall be permitted, and (iii) no contribution, assignment, transfer or other such Investment of any Existing REIT Agreement by any Services Loan Party into a Person that is not a Services Loan Party shall be permitted;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Guarantees permitted by Section 7.02;

(g)            Key Money Investments;

(h)            other Investments (including any acquisitions) so long as (i) immediately prior thereto, and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) any Equity Interests or assets acquired in such Investment shall be acquired by Borrower or a direct or indirect Subsidiary of Borrower, (iii) no such Investment shall result in any Advisory Loan Party ceasing to be an Advisory Loan Party or a Services Loan Party ceasing to be a Services Loan Party, (iv) no Investment of any Existing REIT Agreement by any Advisory Loan Party into a Person that is not an Advisory Loan Party shall be permitted, and (v) no Investment of any Existing REIT Agreement by any Services Loan Party into a Person that is not a Services Loan Party shall be permitted; and

(i)            the contribution, distribution or other transfer of the Equity Interests in OpenKey, Ashford Lending Corporation and/or Premier, and their respective Subsidiaries to any Services Loan Party; provided that, (i) to the extent any such transferred Subsidiary was an Advisory Loan Party at the time of such transfer, such Subsidiary shall immediately become a Services Loan Party and be released as an Advisory Loan Party and (ii) the extent that the Equity Interests of any such transferred Subsidiary were pledged to secure all or any portion of the Advisory Loan Obligations at the time of such transfer, such Equity Interests shall be immediately pledged to secure the Services Loan Obligations;

provided, that, notwithstanding anything to the contrary in this Section 7.03, (1) in no event shall any Loan Party or any Subsidiary, other than a Specified Subsidiary, make any Investment in any Specified Subsidiary other than (x) cash and Cash Equivalents and (y) other assets that at the time of the acquisition thereof by such Person were intended to be Invested or otherwise transferred to a Specified Subsidiary for use in the business of such Specified Subsidiary, and (2) neither of Parent, OAINC nor OAINC II may acquire a direct Equity Interest in any Subsidiary of the Borrower.

7.04         Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a)            any Subsidiary or Loan Party may merge with or into any other Subsidiary or Loan Party;

(b)            any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than the Parent);

(c)            any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to any Loan Party or any other Subsidiary;

(d)            the Parent, the Borrower and any Subsidiary may make Dispositions not prohibited by Section 7.05;

(e)            the Parent, Borrower or any other Loan Party or Subsidiary may merge or consolidate with any other Person, so long as the Parent, the Borrower, or such other Loan Party or Subsidiary, as the case may be, shall be the surviving entity or otherwise become a Subsidiary of Parent, and no Change of Control shall have occurred; and

(f)            any Subsidiary of Borrower may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing;

provided, however, that (x) in the case of any such merger or consolidation permitted by this Section 7.04 in which the Parent or the Borrower is a party, the Parent or Borrower, as the case may be, shall be the surviving entity, or in the case of any merger or consolidation in which any other Loan Party is a party, the surviving entity shall be (or become) a Loan Party, (y) in no event shall Parent or Borrower dissolve or liquidate or Dispose of all or substantially all of its assets and (z) no such merger or consolidation shall result in any Advisory Loan Party ceasing to be an Advisory Loan Party or in any Services Loan Party ceasing to be a Services Loan Party.

7.05         Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property or property determined by Borrower to no longer be necessary in the business or operations of Parent, the Borrower or their respective Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c)            Dispositions of equipment or personal property (other than any Existing REIT Agreement) to the extent that (i) such property is replaced with similar replacement property or exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)            Dispositions not prohibited by Section 7.04 or 7.06;

(e)            leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(f)            Dispositions in the form of leases with respect to a Key Money Investment and the disposition of leased property at the expiration of such leases with respect to Key Money Investments;

(g)            Disposition of the Marietta Lease to AHT or its Subsidiaries for the fair market value thereof, which consideration may be paid all or in a part by offset in amounts of Key Money Investment owed by Advisor to AHT;

(h)            Dispositions of Investments or property (other than (x) any Existing REIT Agreement, or (y) the Equity Interests of any Subsidiary that is party to any Existing REIT Agreement) for no less than the fair market value of such property at the time of such Disposition; provided that (i) at the time of any such Disposition no Default shall exist or would result from such Disposition, and (ii) no such Disposition shall result in an Advisory Loan Party ceasing to be an Advisory Loan Party or a Services Loan Party ceasing to be a Services Loan Party, in each case, unless such disposition is a bona fide transaction to an un-Affiliated third party; and

(i)            To the extent constituting a Disposition, Investments permitted by Section 7.03;

provided, that, notwithstanding anything to the contrary in this Section 7.05, (1) in no event shall any Loan Party or any Subsidiary, other than a Specified Subsidiary, make any Disposition to any Specified Subsidiary other than (x) cash and Cash Equivalents and (y) other assets that at the time of the acquisition thereof by such Person were intended to be Disposed of to, or otherwise transferred to, a Specified Subsidiary for use in the business of such Specified Subsidiary and (2) in no event shall Borrower or any Subsidiary of Borrower Dispose of any cash, Cash Equivalents or other property or asset to Parent, OAINC or OAINC II unless such Disposition would be permitted to be made by Borrower as a Restricted Payment in compliance with Section 7.06 at such time.

7.06         Restricted Payments. Declare or make any Restricted Payment, except, so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom and Borrower has not elected to not deliver a Future SNDA in reliance on Section 7.16(e)(ii) and (b) both before and on a pro forma basis after giving effect to any such payment, the Consolidated Net Leverage Ratio is less than or equal to 3.00 to 1.00, (a) the Borrower may declare or pay cash dividends or cash distributions (other than redemptions and repurchases) to the holders of its Equity Interests and (b) the Borrower or Parent may redeem, retire, acquire, cancel, terminate, or repurchase for cash its Equity Interests beneficially held by Persons that are not Bennett Affiliates (provided, with respect to Bennett Affiliates, the foregoing shall not be deemed to prohibit the conversion of any preferred Equity Interests of Borrower or Parent to any common Equity Interests of Borrower or Parent, respectively). Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict Parent from making any dividends or distributions.

7.07         Change in Nature of Business. Engage in any material line of business substantially different from any Permitted Line of Business, any reasonable extension thereof or any business substantially related or incidental to the foregoing, without the consent of the Required Lenders (such consent not to be unreasonably withheld).

7.08         Transactions with Affiliates. Enter into any transaction of any kind (a) with any Affiliate of Parent or the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not less favorable in any material respect than would be obtainable by Parent, the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties and their Subsidiaries, (ii) Restricted Payments permitted by Section 7.06, or (iii) transactions associated with Key Money Investments; or (b) with AHT or Braemar or their respective Subsidiaries, whether or not in the ordinary course of business, other than on fair and reasonable terms not less favorable in any material respect than would be obtainable by Parent, the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, which restriction shall be deemed satisfied if a majority of the independent members of the board of directors of Parent approve any such transaction; provided, that the foregoing restriction shall not apply to transactions pursuant to the Existing REIT Agreements or other agreements existing as of the Closing Date.

7.09         Burdensome Agreements. With respect to Borrower or any Guarantor, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, or the Inter-Company Debt Documents, or any document relating to a Key Money Investment) that (a) limits the ability (i) of such Person to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any such Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower and is limited to such Subsidiary, (ii) of such Person to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted hereunder solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10         Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately:

(a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(b)       (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.11         [Reserved].

7.12         Amendments of Organization Documents. Amend any of its Organization Documents in any manner that would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impairs any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.

7.13         Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14         Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

7.15         Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.16         Existing REIT Agreements.

(a)            Cause, permit, join in, or consent to any (i) surrender or termination of any Existing REIT Agreements by any party other than in accordance with its terms, (ii) Adverse Modification to any Existing REIT Agreement (other than as permitted by Section 7.16(b) below) or (iii) any transfer or assignment (other than pledges or assignments as collateral for financing) by any party to any Existing REIT Agreement, in each case without the prior written consent of Required Lenders.

(b)            Shall not waive, defer or grant any credit or offset against, or agree to any waiver, deferral or credit or offset against, any fee, expense reimbursement or other amount payable under any Existing REIT Agreement, in each case without the prior written consent of Required Lenders (such consent not to be unreasonably withheld in the case of a deferral of fees for a period not exceeding 6 months); provided that the foregoing shall not prohibit (i) any offsets paid as consideration for the Disposition of the Marietta Lease to AHT or its Subsidiaries for the fair market value thereof, or (ii) any of the foregoing (including an amendment to the Existing Advisory Agreement permitting same), to the extent such waived, deferred, credited or offset amount is paid by a Person in whom AHT or BHR (as applicable) holds a direct or indirect equity interest.

(c)            Shall not elect, or permit any fee, expense reimbursement or other amount payable under any Existing REIT Agreement to be paid other than in cash in immediately available funds, in each case without the prior written consent of Required Lenders; provided that Parent and its Subsidiaries may permit AHT and Braemar and their respective Subsidiaries to pay any such amounts in common stock of AHT or Braemar, as applicable, to the extent AHT or Braemar or their respective Subsidiaries have the right to pay such amounts in such common stock without the consent of Parent and its Subsidiaries under the applicable Existing REIT Agreements as in effect on the Closing Date (any such common stock, the “Specified REIT Common Stock”); provided, further, that for any date on which the Borrower is required to make a mandatory prepayment under Section 2.04(e) for which the Required ECF Percentage is 100%, Parent and its Subsidiaries shall sell all Specified REIT Common Stock then held by Parent and its Subsidiaries and the net cash proceeds of such sale shall (to the extent not already included in Consolidated EBITDA for such period) be included in Consolidated Excess Cash Flow for the period for which such mandatory prepayment is being made.

(d)            Shall not (i) terminate any Advisory Agreement (other than the Existing REIT Agreements, which, for the avoidance of doubt, are subject to the clauses above), other than (x) due to expiration of the term thereof or (y) for cause in accordance with its terms; provided that (A) if such Advisory Agreement includes an extension right exercisable by Parent or its Subsidiaries, Parent or such Subsidiary shall exercise such extension right and (B) Parent and its Subsidiaries shall not waive or forgive any termination fee payable to Parent or its Subsidiaries in connection with any such termination or (ii) agree or consent to any amendment, modification or waiver to any Advisory Agreement (other than the Existing REIT Agreements, which, for the avoidance of doubt, are subject to the clauses above) that is materially adverse to the interests of the Loan Parties or the Lenders, in each case without the prior written consent of Required Lenders.

(e)            In the event that AHT, Braemar or any of their respective Subsidiaries (a “REIT Party”) incur or otherwise become liable for any Recourse Indebtedness (as defined below) with an aggregate principal amount in excess of (x) in the case of AHT and its Subsidiaries, $175,000,000 or (y) in the case of Braemar and its Subsidiaries, $100,000,000, fail to either (at the Borrower’s election) (i) cause such REIT Party to deliver a fully executed subordination and non-disturbance agreement in form and substance reasonably satisfactory to Required Lenders (a “Future SNDA”) or (ii) if the Borrower elects not to cause such REIT Party to deliver such Future SNDA, deliver written notice thereof to Administrative Agent, which notice shall specify that the Borrower has elected (A) for the Required ECF Percentage to be 100% and (B) that Restricted Payments shall not be permitted to be made. It is understood and agreed that this Section 7.16(e) shall not apply to the Oaktree Credit Facility; provided that the Oaktree Credit Facility is not amended to increase the maximum facility commitment thereof from the maximum facility commitment in effect on the Closing Date or to subordinate the rights and fees of Parent and its Subsidiaries under the Existing REIT Agreements in a manner more adverse to Parent and its Subsidiaries than the subordination in effect on the Closing Date (it being understood that this proviso does not apply to the making of further loans under the Oaktree Credit Facility in accordance with its terms that do not exceed the maximum facility commitment in effect on the Closing Date.

For purposes of this clause (e), “Recourse Indebtedness” means any indebtedness for borrowed money secured by a Lien that is recourse to a REIT Party (other than one or more Single Purpose Entities), except to the extent such recourse is limited to customary non-recourse carve-outs, environmental related indemnities, completion of capital replacements or repairs, or other customary recourse matters. “Single Purpose Entity” means a REIT Party that is a special purpose entity created for the sole purposes of (a) owning one or more properties or assets, (b) engaging only in the business of owning, developing and/or leasing such properties or assets, and (c) receiving substantially all of its gross revenues from such properties or assets. In addition, if the assets of a person consists solely of (i) equity interests in one or more Single Purpose Entities and (ii) cash and other assets of nominal value incidental to such person's ownership of the other Single Purpose Entities, such person shall also be deemed to be a Single Purpose Entity so long as such person owns properties or assets, directly or indirectly, aggregating less than 30% of the total gross asset value of AHT and its Subsidiaries, or Braemar and its Subsidiaries, as applicable.

Provided, notwithstanding anything contained in this Agreement to the contrary, with respect to any consent of Administrative Agent or the Required Lenders required by the terms of this Agreement, including this Section 7.16, with respect to any Adverse Modification (or waiver, deferral, credit, offset or any other matter) to an Existing Advisory Agreement, such consent shall not be unreasonably withheld, conditioned or delayed.

Article VIII.
Events of Default and Remedies

8.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Any Loan Party fails in any respect to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.10, 6.11, 6.21 or Article VII; or

(c)            Other Defaults. (i) Any Loan Party fails in any material respect to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, and 6.03 and such failure continues for thirty (30) days, or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b), or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days or such longer period, which longer period shall not exceed sixty (60) days (and the aggregate period shall not exceed ninety (90) days), as shall be reasonably necessary to effectuate a cure of such failure so long as Borrower acts with diligence and in good faith to cure such failure; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Acceleration. Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable cure or grace periods, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, after giving effect to any applicable cure or grace periods, and, in each case, the effect of which nonpayment, default or other event is to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;; or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) that remains unpaid, stayed or dismissed for more than sixty (60) days, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Material Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower, the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person disputes or contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control. There occurs any Change of Control and, in any such case, Borrower shall have failed to prepay the unpaid principal amount of all outstanding Loans and all interest thereon in full, as required by Section 2.04(c); or

(l)             Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.12 or 6.14 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)           Failure to Pre-Pay upon Default Under or Termination of Existing REIT Agreements. Any default under the terms of any Existing REIT Agreement shall occur and be continuing, after giving effect to any applicable notice, cure or grace periods, any Adverse Modification to any Existing REIT Agreement shall have occurred, or any Existing REIT Agreement shall have expired or been terminated by its terms or otherwise and, in any such case, Borrower shall have failed to prepay the unpaid principal amount of all outstanding Loans and all interest thereon and terminate the Commitments in full, if and as required by Section 2.04(b); or

(n)            Default Under Inter-Company Loan. Any “Event of Default” under and as defined in the Inter-Company Loan Agreements shall occur and be continuing.

8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents, at law, in equity, or otherwise;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 1.06 and 2.13 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX.
Administrative Agent

9.01         Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Mustang Lodging Funding LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders; and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)            Each of the Lenders authorizes and directs the Administrative Agent to enter into the Existing REIT Agreement Estoppels and agrees to be bound by the terms thereof.

9.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States that has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank’s most recent financial reports), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any Collateral on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07         Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         [Reserved].

9.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10         Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) pursuant to Section 9.11, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)            to release any Guarantor (other than the Parent) from its obligations under the Subsidiary Guaranty and the Collateral Documents pursuant to Section 9.11; and

(c)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor (other than the Parent) from its obligations under the Subsidiary Guaranty and the Collateral Documents pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty and the Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11         Releases.

(a)            The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, any Person (other than the Parent and the Borrower) from any of the Subsidiary Guaranty and the Collateral Documents so long as: (i) such Person qualifies, or will qualify at the time of its release from the Subsidiary Guaranty and the Collateral Documents, as an Excluded Subsidiary; (ii) no Default shall then be in existence or would occur as a result of such release, (iii) [reserved] and (iv) the Administrative Agent shall have received such written request at least seven (7) Business Days (or such later date as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(b)            The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, the Equity Interests in a Person (other than the Borrower) from the Lien of the Security Agreement so long as: (i) such Person qualifies, or will qualify at the time of the release of its Equity Interests, as an Excluded Subsidiary; (ii) no Default shall then be in existence or would occur as a result of such release; and (iii) the Administrative Agent shall have received such written request at least seven (7) Business Days (or such later date as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)            Promptly after written request from Borrower and receipt of such supporting documentation as Administrative Agent may request, Administrative Agent will confirm (subject to the terms hereof) in writing that a specified Person is as of the date of such confirmation an Excluded Subsidiary so long as such Person qualifies as an Excluded Subsidiary, but subject to such Person thereafter being subject to the lien of the Collateral Documents if it is no longer an Excluded Subsidiary. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that such Person qualifies as an Excluded Subsidiary and no Default shall then be in existence (both as of the date of the giving of such request and as of the date of the effectiveness of such request). Administrative Agent may rely solely on the representations of Borrower. Notwithstanding the foregoing, if such representations of Borrower are not true and correct, then to the full extent possible under applicable law, such confirmation by Administrative Agent shall not release, diminish or impair any Lien pursuant to the Collateral Documents or other rights under the Loan Documents.

9.12         Erroneous Payments.

(a)            If the Administrative Agent (A) notifies a Lender, or any Person that has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding paragraph) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted by or received from the Administrative Agent or any of its Affiliates as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (B) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this clause (B) and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient that received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the applicable Federal Funds Rate.

(b)          Without limiting the immediately preceding paragraph, each Lender, or any Person that has received funds on behalf of a Lender agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (i) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (ii) an error and mistake have been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient that received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall relinquish its rights as a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Commitment, which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Designated Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(e)           Subject to Section 11.06 (but excluding, in all events, any assignment consent or approval requirements (other than any required consent of the Borrower)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(f)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient that has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party; provided that, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(g)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(h)           Each party’s obligations, agreements and waivers under Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

9.13         ERISA.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto):

Article X.
Continuing Guaranty

10.01       Guaranty. The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment and performance when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower and each other Loan Party to the Secured Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Without limiting the generality of the foregoing, the Obligations shall include any such indebtedness, interest, fees, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent under this Guaranty, and the Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02       Rights of Lenders. The Parent consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Guaranty or which, but for this provision, might operate as a discharge of the Parent.

10.03       Certain Waivers. The Parent waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04       Obligations Independent. The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05       Subrogation. The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06       Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Parent is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Guaranty.

10.07       Subordination. The Parent hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Parent, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Parent as subrogee of the Secured Parties or resulting from the Parent’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to the Parent shall be enforced and performance received by the Parent as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Parent under this Guaranty.

10.08       Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Parent or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Secured Parties.

10.09       Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Secured Parties has any duty, and the Parent is not relying on the Secured Parties at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Article XI.
Miscellaneous

11.01        Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)           change the definition of “Applicable Percentage” or Sections 8.03, 2.11(a), or 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions other than releases as permitted by Section 9.11 hereof, without the written consent of each Lender;

(h)           release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)            subordinate any Lien securing the Obligations to Liens securing any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness, in each case, without the written consent of each Lender, other than in connection with (A) a debtor-in-possession facility or (B) the use of cash collateral in an insolvency proceeding, for which the consent of the Required Lenders only shall be required; or

(j)            waive any condition or provision set forth in Section 1.06 without the written consent of the Borrower;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02        Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)           Change of Address, Etc. Each of the Borrower, any other Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein incurred prior to the Closing Date, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited, in the case of counsel, to the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders and, if necessary, one firm of local counsel for the Administrative Agent and the Lenders in each applicable jurisdiction and one firm of specialist counsel for the Administrative Agent and the Lenders for each such specialized area of law and, in the event of an actual conflict of interest, one additional counsel for each applicable Lender or group of Lenders for which the actual conflict of interest presents itself), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) any reasonable and documented fees and expenses of any third-party provider retained by the Administrative Agent for the provision of services relating to the servicing and/or administration of this Agreement in an amount not to exceed $20,000 per calendar year. The Administrative Agent and Lenders shall (I) pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and (II) reimburse Borrower for any reasonable out-of-pocket expenses incurred by Borrower and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Borrower), in each case, in connection with the assignment, participation, pledging, severance, split, or syndication of the credit facilities provided for herein, in each case to the extent incurred after the Closing Date.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Outstanding Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Parent and the Borrower shall not assert, and each hereby waives, and acknowledge that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor accompanied by an invoice setting forth in reasonable detail the calculation of the amount of such demand.

(f)           Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any costs incurred by Administrative Agent, Lenders or Borrower after the Closing Date pursuant to this Section 11.06 shall be subject to the last sentence of Section 11.04(a).

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that it is understood that Borrower shall not withhold consent to a new assignee Lender, unless such new assignee Lender is (x) a Private Equity Fund, or (y) a Competitor) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that it is understood that Borrower shall not withhold consent to a new Participant, unless such new Participant is (x) a Private Equity Fund, or (y) a Competitor), sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) the consent of the Borrower and the Administrative Agent shall not be required if such participation is sold to a Lender, an Affiliate of a Lender or an Approved Fund, (v) the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such sale of a participation, and (vi) the Borrower shall be deemed to have consented to any such sale of a participation unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            [Reserved].

(g)           Severance of Loans. The Lenders shall have the right at any time, with respect to all or any portion of the Loans and/or Commitments, to modify, split and/or sever all or any portion of the Loans and/or Commitments as hereinafter provided. Without limiting the foregoing, the Lenders may (i) cause this Agreement and the Collateral Documents to be split into a first and second lien loan, (ii) create one or more senior and subordinate loans (i.e., an A/B or A/B/C structure), and/or (iii) create multiple components of the Loans and/or Commitments (and allocate or reallocate the principal among such components), in each such case described in clauses (i) through (iii) above, in whatever proportion and whatever priority the Lenders determine. Notwithstanding the foregoing, no such amendment, modification, severance or split described above shall (x) modify or amend any economic term of the Loans or Commitments, (y) increase the obligations, or decrease the rights, of Borrower under the Loan Documents; or (z) expand the rights of the Lenders under the Loan Documents; provided, however, that the foregoing shall be deemed to have not occurred if the outstanding principal balance of all the Loans and Commitments, respectively, immediately after the effective date of such modification equals the principal immediately prior to such modification and the weighted average of the interest rates for all such loans and commitments immediately after the effective date of such modification does not exceed the interest rate (as determined pursuant to Section 2.07) immediately prior to such modification. If requested by the Lenders, Borrower shall execute within five (5) Business Days after such request, such documentation as Lenders may reasonably request to evidence and/or effectuate any such modification or severance.

11.07       Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or to establish a “due diligence” defense, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary or Affiliate or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, with the written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13        Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17       Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18       USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19       Time of the Essence. Time is of the essence of the Loan Documents.

11.20       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21       ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     (a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ASHFORD HOSPITALITY HOLDINGS LLC, a Delaware limited liability company, as the Borrower

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President & Secretary

Ashford Inc., a Nevada corporation,
as the Parent

By:	/s/ Jeremy Welter
Name: Jeremy Welter
Title: President

ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company, as a Co-Borrower solely with respect to the Advisors Loan Obligations

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Title: Chief Financial Officer

ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company, as a Co-Borrower solely with respect to the Services Loan Obligations

By:	/s/ Jeremy Welter
Name: Jeremy Welter
Title: Chief Executive Officer

Signature Page to Credit Agreement

MUSTANG LODGING FUNDING LLC, as Administrative Agent

By:	/s/ Steven Orbuch
Name: Steven Orbuch
Title: President

Signature Page to Credit Agreement

MUSTANG LODGING FUNDING II LLC, as a Lender

By:	/s/ Wayne Cohen
Name: Wayne Cohen
Title: Authorized Person

Signature Page to Credit Agreement